UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________________________________
SCHEDULE 14D-9
(Rule 14d-101)
SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934
CELLULAR DYNAMICS INTERNATIONAL, INC.
(Name of Subject Company)

CELLULAR DYNAMICS INTERNATIONAL, INC.
(Name of Persons Filing Statement)
COMMOON STOCK, $0.0001 PAR VALUE
(Title of Class of Securities)
15117V109
(CUSIP Number of Class of Securities)
_______________________________________
Robert J. Palay
Chairman of the Board and Chief Executive Officer
Cellular Dynamics International, Inc.
525 Science Drive
Madison, Wisconsin 53711
Telephone (608) 310-5100
(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

with copy to:
Jonathan Babb
Iman Qasim
Sidley Austin LLP
1 South Dearborn Street
Chicago, Illinois 60603
Telephone (312) 853-7000
Fax (312) 853-7036

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 1.02, 2.03, 2.04, 8.01 and 9.01 of the Current Report on Form 8-K filed by Cellular Dynamics International, Inc. on March 30, 2015 (including all exhibits attached thereto) is incorporated herein by reference.